FORM 4


[ ] CHECK THIS BOX IF NO LONGER SUBJECT
    TO SECTION 16. FORM 4 OR FORM 5
    OBLIGATIONS MAY CONTINUE.  SEE
    INSTRUCTION 1(B).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940



(Type or print responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

BANKGESELLSCHAFT BERLIN AG
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

ALEXANDERPLATZ 2
--------------------------------------------------------------------------------
                                    (Street)

D-10178                            BERLIN                GERMANY
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

ABERDEEN AUSTRALIA EQUITY FUND, INC.                    (IAF)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

NOVEMBER 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     | |  Director                             |X|  10% Owner
     | |  Officer (give title below)           | |  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing

     |X|  Form Filed by One Reporting Person
     | |  Form Filed by More than One Reporting Person
________________________________________________________________________________





--------------------------------------------------------------------------------
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------

                                                                                      5.             6.
                                                      4.                              Amount of      Owner-
                                                      Securities Acquired (A) or      Securities     ship
                            2. Trans-    3.           Disposed of (D)                 Beneficially   Form:     7.
                            action       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Date         Code         ------------------------------- at End         (D) or    Indirect
1.                          (Month/      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security           Day/         ------------                 or              (Instr. 3      (I)       Ownership
(Instr. 3)                  Year)         Code     V      Amount      (D)    Price     & 4)          (Instr.4) (Instr.4)
-------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE     11/20/02      P                7,200       A    $5.8258     5,374,949        D
$.01 PER SHARE
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

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* If the Form is filed by more than one reporting person, see Instruction 4(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)
                                                                 SEC 1474 (7-96)


TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                            10.
                                                                                                  9.        Owner-
                                                                                                  Number    ship
                                                                                                  of        Form
             2.                                                                                   Deriv-    of
             Conver-                    5.                              7.                        ative     Deriv-   11.
             sion                       Number of                       Title and Amount          Secur-    ative    Nature
             or                         Derivative    6.                of Underlying      8.      ities     Secur-   of
             Exer-             4.       Securities    Date              Securities         Price   Bene-     ity:     In-
             cise              Trans-   Acquired (A)  Exercisable and   (Instrs. 3 and 4)  of      ficially  Direct   direct
             Price   3. Trans- action   or Disposed   Expiration Date   -----------------  Deriv-  Owned     (D) or   Bene-
1.           of      action    Code     of(D)         (Month/Day/Year)            Amount   ative   at the    In-      ficial
Title of     Deriv-  Date      (Instr.  (Instr. 3,    ----------------            or       Secur-  End of    direct   Owner-
Derivative   ative   (Month/   8)       4 and 5)      Date     Expira-            Number   ity     Month     (I)      ship
Security     Secur-  Day/      ------   ------------  Exer-    tion               of       (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)     Code V    (A)   (D)    cisable  Date     Title     Shares   5)      4)        4)       4)
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


**BANKGESELLSCHAFT BERLIN AG


By:         /s/ Dirk Kipp                                    November 22, 2002
    -----------------------------------------            -----------------------
    Name:   Dirk Kipp                                               Date
    Title:  Managing Director


                                                         -----------------------
By:         /s/ Moritz Sell                                  November 22, 2002
    -----------------------------------------            -----------------------
    Name:   Moritz Sell                                             Date
    Title:  Head of Equity Trading, London


                                                                          Page 2
                                                                 SEC 1474 (7-96)